Exhibit 10.16
EXECUTION VERSION
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT is made and dated as of June 11, 2012 and is entered into by and between GLORI ENERGY INC., a Delaware corporation, GLORI CALIFORNIA INC., a Delaware corporation, GLORI HOLDINGS INC., a Delaware corporation and GLORI OIL (ARGENTINA) LIMITED, a Delaware corporation (hereinafter collectively referred to as the “Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).
RECITALS
     A. Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Eight Million Dollars ($8,000,000) (the “Term Loan”);
     B. Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, Borrower and Lender agree as follows:
SECTION 1.
DEFINITIONS AND RULES OF CONSTRUCTION
     1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:
          “Account Control Agreement(s)” means any agreement entered into by and among the Lender, any Borrower and a third party Bank or other institution (including a Securities Intermediary) in which such Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Lender’s first priority security interest in the subject account or accounts.
     “ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit E.
     “Advance” means a Term Loan Advance.
     “Advance Date” means the funding date of any Advance.
     “Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.
     “Affiliate” of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
          “Agreement” means this Loan and Security Agreement, as amended from time to time.
          “Assignee” has the meaning given to it in Section 11.13.
          “Borrower Services” means all services provided by Borrower and any goods, offerings, technical data or technology currently being designed, manufactured or provided by Borrower in connection with such services or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.
          “Business Day” means any day which is not a Saturday, Sunday, or other day on which banking institutions in Houston, Texas or Palo Alto, California are authorized or obligated to close.
          “Cash” means all cash and liquid funds.
          “Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of any Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of a Borrower in which the holders of such Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether such Borrower is the surviving entity, or (ii) sale or issuance by a Borrower of new shares of Preferred Stock of such Borrower to investors, none of whom are current investors in such Borrower, and such new shares of Preferred Stock are senior to all existing Preferred Stock and Common Stock with respect to liquidation preferences, and the aggregate liquidation preference of the new shares of Preferred Stock is more than fifty percent (50%) of the aggregate liquidation preference of all shares of Preferred Stock of such Borrower; provided, however, neither an Initial Public Offering nor a reorganization in which the stock of a Borrower is sold or transferred to another Borrower nor the conversion of any series of preferred stock of a Borrower existing on the date hereof shall constitute a Change in Control.
          “Claims” has the meaning given to it in Section 11.10.
          “Closing Date” means the date of this Agreement.
          “Collateral” has the meaning given to it in Section 3.1.

          “Commitment Fee” means $35,000, which fee is due to Lender on or prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.
          “Confidential Information” has the meaning given to it in Section 11.12.
          “Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by such other Person, or in respect of which such other Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
          “Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by any Borrower or in which any Borrower now holds or hereafter acquires any interest.
          “Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.
          “Debtor Relief Laws” means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws in effect from time to time affecting the rights of creditors generally.
          “Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC.
          “Disclosure Letter” means that certain Disclosure Letter dated as of even date herewith from Borrower to Lender.
          “Environmental Laws” means any and all Governmental Requirements pertaining to public health and safety, worker health and safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which any Borrower is conducting or at any time has conducted business, or where any Property of Borrower is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability

Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) shall have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Oil and Gas Property of Borrower is located establish an applicable meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.
          “ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
          “Event of Default” has the meaning given to it in Section 9.
          “Etzold Property” means Etzold Unit North located in Seward County, Kansas.
          “Excluded Taxes” means, with respect to Lender, income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which Lender is organized or in which its principal office is located or in which its applicable lending office is located.
          “Facility Charge” means one percent (1.0%) of the Maximum Term Loan Amount.
          “Financial Statements” has the meaning given to it in Section 7.1.
          “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions.
          “Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

          “Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of any Borrower.
          “Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom. Unless otherwise indicated herein, each reference to the term “Hydrocarbons” shall mean Hydrocarbons of any Borrower.
          “Indebtedness” means (without duplication), with respect to any Borrower, (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within sixty (60) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.
          “Initial Advance” has the meaning given to it in Section 2.1.
          “Initial Public Offering” means the initial firm commitment underwritten offering of a Borrower’s common stock pursuant to a registration statement under the Securities Act of 1933 filed with and declared effective by the Securities and Exchange Commission.
          “Initial Reserve Report” means the report of Collarini Associates dated January 1, 2012, with respect to the Etzold Property.
          “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
          “Insolvent” means, with respect to any Borrower, as of any date of determination, (a) the aggregate fair market value of such Borrower’s assets does not exceed such Borrower’s liabilities, or (b) such Borrower does not have sufficient cash flow or cash on hand to enable it to pay its debts as they mature.
          “Intellectual Property” means all of each Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; each Borrower’s applications therefor and reissues, extensions, or renewals thereof; and each Borrower’s goodwill associated with any of the foregoing, together with each Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.
          “Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

          “Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit D.
          “knowledge”, as it relates to a Borrower, means knowledge of any officer of such Person.
          “Lender” has the meaning given to it in the preamble to this Agreement.
          “Lender Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.
          “License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.
          “Loan” means the Advances made under this Agreement.
          “Loan Documents” means this Agreement, the Disclosure Letter, the Notes, the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant (provided that Lender or a an Affiliate of Lender holds the Warrant), the Mortgages, the Collateral Information Certificate and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.
          “Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of Borrower; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens.
          “Maximum Term Loan Amount” means Eight Million Dollars and No/100 Dollars ($8,000,000).
          “Maximum Rate” shall have the meaning assigned to such term in Section 2.2.
          “Mortgage” means each mortgage, deed of trust or other document creating and evidencing a Lien on real or immovable Property and other Property to secure the Obligations, which shall be in a form substantially similar to Exhibit F hereto, as the same may be amended, modified, supplemented or restated from time to time in accordance with the Loan Documents.
          “Note” means a Term Note.

          “Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of any Borrower or its Subsidiaries.
          “Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.
          “Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.
          “Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Disclosure Letter Section 1A; (iii) Indebtedness of up to an aggregate of $300,000 outstanding at any time secured by liens described in clause (vii) of the defined term “Permitted Liens”; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of a Borrower or a Subsidiary thereof in an amount not to exceed $200,000 at any time outstanding; (viii) other Indebtedness in an amount not to exceed $100,000 at any time outstanding; and (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon such Borrower or its Subsidiary, as the case may be.
          “Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Disclosure Letter Section 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts and money market mutual funds; (iii) repurchases of stock from former employees, directors, or consultants of a Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of a Borrower pursuant to employee stock purchase plans or other similar agreements approved by a Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments by a Borrower in any other Borrower or Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement promptly after their formation by a Borrower and execute such other documents as shall be reasonably requested by Lender; (x) Investments in subsidiaries organized outside of the United States existing on the date hereof or approved in advance in writing by Lender; (xi) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $100,000 in the aggregate in any fiscal year; (xii) Investments by Borrower in subsidiaries organized outside of the United States in an amount not to exceed $500,000 in the aggregate in any fiscal year or as otherwise approved in advance by Lender; and (xiii) additional Investments that do not exceed $250,000 in the aggregate.
          “Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Disclosure Letter Section 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business, provided that (i) no Lien has been filed, or (ii) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, reserve or other provision required by GAAP has been made, levy and execution thereon have been (and continue to be) stayed, or payment is fully covered by insurance (subject to the customary deductible); (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness” and which encumber only the assets acquired with such purchase money indebtedness or the assets subject to such capital lease; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; (xv) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of any material Property covered by such Lien for the purposes for which such Property is held by a Borrower or materially impair the value of any material Property subject thereto; (xvi) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of any Borrower for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by such Borrower or materially impair the value of any material Property subject thereto; and (xvii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.
          “Permitted Transfers” means (i) sales or use of Inventory in the normal course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States in the ordinary course of business, or (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, and (iv) other Transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year.
          “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.
          “Preferred Stock” means at any given time any equity security issued by a Borrower that has any rights, preferences or privileges senior to such Borrower’s common stock.
          “Prepayment Premium” means the amount achieved by multiplying the percentage in the table below by the principal balance of the Term Loan Advances as of the date of the prepayment:

If prepayment occurs prior to the first anniversary of the Closing Date	3.00%

If prepayment occurs on or after the first anniversary, but prior to the second anniversary of the Closing Date	2.00%

If prepayment occurs on or after the second anniversary, but prior to the third anniversary of the Closing Date	1.00%
          “Prime Rate” is the rate most recently announced as the “prime rate” in the Money Rates section of The Wall Street Journal.
          “Principal Commencement Date” means April 1, 2013.
          “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

          “Receivables” means (i) all of each Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.
          “Remedial Work” has the meaning assigned to such term in Section 7.16(a).
          “Reserve Report” means an annual report, in form and substance reasonably satisfactory to Lender, setting forth, the oil and gas reserves attributable to the Oil and Gas Properties, together with a projection of the rate of production and future net revenue, taxes, operating expenses and capital expenditures with respect thereto as of such date, either (i) prior to an Initial Public Offering of any Borrower based upon the economic assumptions consistent with Lender’s lending requirements at the time, or (ii) following an Initial Public Offering of any Borrower, consistent with Securities and Exchange Commission reporting requirements at the time.
          “Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.
          “Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations on subordination terms and conditions satisfactory to Lender in its sole discretion.
          “Subsequent Financing” means the closing of any Borrower financing which becomes effective after the Closing Date.
          “Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which a Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Disclosure Letter Section 1.
          “Term Loan Advance” means any Term Loan funds advanced under this Agreement.
          “Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of (i) 10.0% or (ii) the sum of 10.0%, plus the Prime Rate minus 3.25%.
          “Term Loan Maturity Date” means June 1, 2015.
          “Term Note” means a Promissory Note in substantially the form of Exhibit B.
          “Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by any Borrower or in which a Borrower now holds or hereafter acquires any interest.
          “Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

          “UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
          “Warrant” means the warrant entered into in connection with the Loan.
          Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.
SECTION 2.
THE LOAN
     2.1 Term Loan.
     (a) Advances. Subject to the terms and conditions of this Agreement, Lender will make, and Borrower agrees to draw, a Term Loan Advance of $4,000,000 on the Closing Date (the “Initial Advance”). Borrower may request additional Term Loan Advances in an aggregate amount up to $4,000,000 in minimum increments of $1,000,000 through August 31, 2012. The aggregate outstanding Term Loan Advances may be up to the Maximum Term Loan Amount.
     (b) Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least five Business Days before the Advance Date) and Term Note to Lender. Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.
     (c) Interest. The principal balance of each Term Loan Advance shall bear interest thereon from the Advance Date of such Term Loan Advance at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.
     (d) Payment. Borrower will pay interest on each Term Loan Advance on the first day of each month, beginning the month after the Advance Date for such Term Loan Advance. Borrower shall repay the aggregate principal balance of the Term Loan that is outstanding in twenty-seven (27) equal monthly installments of principal beginning on the Principal Commencement Date and continuing on the first Business Day of each month thereafter. The entire unpaid principal balance of the Term Loan and all accrued but unpaid interest thereon, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Note or Term Advance and as reflected in amortization schedules provided by Lender to Borrower from time to time. Whenever any payment to be made hereunder shall be stated to be due on a date other than a Business Day, such payment shall be made on the immediately succeeding Business Day.
     2.2 Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.
     2.3 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to three percent (3%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, interest upon interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c) plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, at the rate set forth in Section 2.1(c).
     2.4 Prepayment. At its option upon at least 5 Business Days’ prior notice to Lender, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire outstanding principal balance, all accrued and unpaid interest, and the Prepayment Premium then applicable. Borrower agrees that the Prepayment Premium is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances.
     2.5 End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the entire outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of

$280,000. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.
SECTION 3.
SECURITY INTEREST
     3.1 As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Borrower grants to Lender a security interest in all of such Borrower’s right, title and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property (but excluding thirty-five percent (35%) of the capital stock of any foreign Subsidiary that constitutes a Permitted Investment); (g) Deposit Accounts; (h) Cash; (i) Goods, and other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located; and, to the extent not otherwise included, all proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; and excluding all Intellectual Property. No Borrower shall permit a Lien to exist on its Intellectual Property (other than Permitted Liens) without the prior written consent of Lender. The Collateral shall include all proceeds from the sale of all Intellectual Property outside the ordinary course of business and all other rights arising out of Intellectual Property, excluding the Intellectual Property itself. Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the proceeds from the sale of such Intellectual Property, at the time of a sale, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the sales proceeds of Intellectual Property.
     3.2 Notwithstanding Section 3.1 hereof, (a) if a Borrower raises a minimum of $55,000,000 in one or more new equity financings or (b) a Borrower completes an Initial Public Offering, (a “Qualified Financing”), any additional Oil and Gas Properties acquired by each Borrower after the date of consummation of such Qualified Financing (such assets, the “After-Acquired Assets”) shall not constitute Collateral; provided, that, Borrower shall not be permitted to encumber any of these After-Acquired Assets without the prior written consent of Lender; provided, further that, if at any time after the consummation of a Qualified Financing, unrestricted cash of Borrower is less than $16,000,000 (such occurrence, a “Collateral Event”), the After-Acquired Assets shall automatically as of the date of such Collateral Event (and on any subsequent date of acquisition by any Borrower of any Oil and Gas Properties) become Collateral hereunder and Borrower shall take all commercially reasonable actions necessary to grant Lender a first priority perfected security interest in such After-Acquired Assets.
SECTION 4.
CONDITIONS PRECEDENT TO LOAN
     The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

     4.1 Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Lender the following:
     (a) executed originals of the this Agreement, the Warrant, the Mortgage, the Note, Collateral Information Certificate, the ACH Authorization and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;
     (b) an Account Control Agreement with respect to Glori Energy Inc.’s money market account and operating account at JP Morgan Chase;
     (c) the Disclosure Letter;
     (d) certified copy of resolutions of each Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;
     (e) certified copy of resolutions of at least two-thirds of the holders of Glori Energy Inc.’s Series C Preferred Stock and Series B Preferred Stock voting together as a class evidencing approval of the incurrence of indebtedness under the Loan Documents and issuance of the Warrant;
     (f) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of each Borrower;
     (g) a certificate of good standing as of a recent date for each Borrower from Delaware and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;
     (h) payment of the Facility Charge and reimbursement of Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;
     (i) Lender shall be reasonably satisfied that this Agreement and the Mortgage with respect to the Etzold Property will create upon recording (A) first priority, perfected Lien (subject only to Permitted Liens) on at least 80% of the total value of the proved Etzold Property evaluated in the Initial Reserve Report;
     (j) Lender shall be reasonably satisfied with the environmental condition of the Etzold Property of the Borrower;
     (k) Lender shall have received an opinion of (i) Fulbright & Jaworski L.L.P., special counsel to the Borrower, and (ii) Stinson Morrison Hecker LLP, local counsel to Lender in Kansas; and
     (l) such other documents as Lender may reasonably request.

     4.2 All Advances. On each Advance Date:
     (a) Lender shall have received (i) an Advance Request and a Note for the relevant Advance as required by Section 2.1(b) duly executed by each Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request.
     (b) The representations and warranties set forth in this Agreement in Section 5 and in the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
     (c) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.
     (d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.
     4.3 No Default. As of the Closing Date and each Advance Date, (i) no event has occurred or circumstance exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
     4.4 Post-Closing. Borrower shall deliver to Lender the following,
     (a) duly executed landlord waiver for 4315 South Drive, Houston, Texas, within thirty (30) days of the Closing Date;
     (b) duly executed Account Control Agreements as required by Section 7.12 hereof.
SECTION 5.
REPRESENTATIONS AND WARRANTIES OF BORROWER
     Borrower represents and warrants that:
     5.1 Corporate Status. Each Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Each Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Disclosure Letter Section 5.1, as may be updated by such Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.
     5.2 Collateral. Each Borrower owns its portion of the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Each Borrower has the power and authority to grant to Lender a Lien in its portion of the Collateral as security for the Secured Obligations.
     5.3 Consents. Each Borrower’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents, and such Borrower’s execution of the Warrant (if applicable), (i) have been duly authorized by all necessary corporate (and, if applicable, equity holder) action of such Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of such Borrower’s Certificate of Incorporation, bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which such Borrower is subject and (iv) except as described above or on Disclosure Letter Section 5.3, do not violate any contract or agreement or require the consent or approval of any other Person. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.
     5.4 Material Adverse Effect. Since December 31, 2011, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.
     5.5 Actions Before Governmental Authorities. Except as described on Disclosure Letter Section 5.5, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Borrower, threatened against or affecting a Borrower or its property that, if adversely determined would result, in the opinion of the board of directors of the applicable Borrower, in the creation of an obligation or liability of Borrower in excess of $50,000 individually or $100,000 in the aggregate with any other litigation not disclosed in Section 5.5 of the Disclosure Letter.
     5.6 Laws. No Borrower is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority applicable to it or its Property, where such violation or default is reasonably expected to result in a Material Adverse Effect. No Borrower is in default in any material respect under any provision of any agreement or instrument evidencing indebtedness, or any other material agreement to which it is a party or by which it is bound.
     5.7 Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or, with respect to such document to be delivered after the date hereof, will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by a Borrower to Lender have been or will be (if delivered after the date hereof) (i) provided in good faith and based on current data and information available to Borrower, and (ii) consistent with the then current projections provided to such Borrower’s Board of Directors.
     5.8 Tax Matters. Except as described on Section 5.8 of the Disclosure Letter, (a) Borrower has filed all federal, state and local tax returns that it is required to file (or extensions have been granted), (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).
     5.9 Intellectual Property Claims. One or more Borrowers are the sole owner(s) of, or otherwise have the right to use, the Intellectual Property. Except as described on Disclosure Letter Section 5.9, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to a Borrower that any material part of the Intellectual Property violates the rights of any third party. Disclosure Letter Section 5.9 also contains a true, correct and complete list of each Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which such Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by a Borrower or any Subsidiary, in each case as of the Closing Date. The applicable Borrower is not in material breach of, nor has such Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to such Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.
     5.10 Intellectual Property. Except as described on Disclosure Letter Section 5.10, Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and a Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Services.
     5.11 Borrower Services. Except as described on Disclosure Letter Section 5.11, no Intellectual Property owned by a Borrower or Borrower Services has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner such Borrower’s use, transfer or licensing thereof or that may affect the validity or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates a Borrower to grant licenses or an ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Services. No Borrower has received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning a Borrower’s ownership in any of its Intellectual Property (or, to Borrower’s knowledge, written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. To Borrower’s knowledge, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Services infringes the Intellectual Property or other rights of others.
     5.12 Financial Accounts. Disclosure Letter Section 5.12, as may be updated by the Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which a Borrower maintains Deposit Accounts and (b) all institutions at which a Borrower maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
     5.13 Employee Loans. No Borrower has outstanding loans to any employee, officer or director of such Borrower nor has such Borrower guaranteed the payment of any loan made to an employee, officer or director of such Borrower by a third party, except for such guarantees for travel expenses or other business expenses in the ordinary course of business that may be provided by a third party (e.g. corporate credit card).
     5.14 Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Disclosure Letter Section 5.14. No Borrower does owns any stock, partnership interest or other securities of any Person, except for Permitted Investments. Listed on Disclosure Letter Section 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.
     5.15 Properties. (a) Each Borrower has good and defensible title to its Oil and Gas Properties and such Borrower has good title to all of its personal Properties, in each case, free and clear of all Liens except Permitted Liens. After giving full effect to Permitted Liens, the Borrower specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests, and the ownership of such Properties shall not in any material respect obligate such Borrower to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property that is not offset by a corresponding proportionate increase in Borrower’s net revenue interest in such Property.
     5.16 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable level (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by the requirements of any applicable Governmental Authority, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by a Borrower that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by a Borrower or any of its Subsidiaries, in a manner consistent with customary industry practices (other than those the failure of which to maintain in accordance with this Section 5.16 could not reasonably be expected to have a Material Adverse Effect).
     5.17 Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) no real property of Borrower nor the operations conducted thereon violate any order of any court or Governmental Authority or any requirement of any applicable Environmental Law.
     (b) no real property of Borrower nor the operations currently conducted thereon or, to the knowledge of Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.
     (c) all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of Borrower, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and Borrower is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.
     (d) all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of Borrower has in the past been transported, treated and disposed of in accordance with Environmental Laws and, to the knowledge of Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and, to the knowledge of

Borrower, are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.
     (e) Borrower has taken reasonable steps to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released, and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste, on or to any Property of Borrower, except in material compliance with Environmental Laws.
     (f) to the extent applicable, all Property of Borrower currently satisfies all design, operation, and equipment requirements imposed by the OPA, and Borrower has no reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement, subject to ordinary wear and tear, obsolescence or repair or replacement of such Property in the ordinary course of business.
     (g) Borrower has no known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.
     5.18 Marketing of Production. Except for contracts listed and in effect on the date hereof on Disclosure Letter Section 5.19, and thereafter either disclosed in writing to Lender (with respect to all of which contracts the applicable Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity, except as disclosed in Disclosure Letter Section 5.19), no material agreements exist which are not cancelable on sixty (60) days notice or less without penalty or detriment for the sale of production from a Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that pertain to the sale of production at a fixed price and have a maturity or expiry date of longer than six (6) months.
SECTION 6.
INSURANCE; INDEMNIFICATION
     6.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business, but in no event less than set forth in this Section 6.1. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $2,000,000 of directors and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the

Collateral, provided that such insurance may be subject to standard exceptions and deductibles. Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $100,000 and maintain a title insurance policy with respect to the Oil and Gas Properties.
     6.2 Certificates. On or before the Closing Date and thereafter upon request, Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, an additional insured and a lender loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a lender loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.
     6.3 Indemnity. Borrower agrees to indemnify and hold harmless the Indemnified Persons from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other reasonable costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted by a third party against and incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting primarily from Lender’s gross negligence or willful misconduct. “Indemnified Persons” means Lender and its officers, directors, employees, agents, representatives and shareholders. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.
SECTION 7.
COVENANTS OF BORROWER
     Borrower agrees as follows:
     7.1 Financial Reports. Borrower shall furnish to Lender the financial statements and reports listed hereinafter (the “Financial Statements”):
     (a) as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP and on a basis consistent with Borrower’s historical financial statements, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;
     (b) as soon as practicable (and in any event within one hundred fifty (150) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by Grant Thornton LLP or another firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, accompanied by any management report from such accountants;
     (c) as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit C;
     (d) within sixty (60) days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month;
     (e) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange; provided, that after an Initial Public Offering of any Borrower, any documents required to be delivered pursuant to this clause shall be deemed delivered on the date that such documents are publicly available on “EDGAR” or other similar publicly accessible sources of which Borrower provides written notice to Lender.
     (f) within 10 days of transmission to and in the same manner as it gives to its directors, copies of all notices, minutes, consents and other materials that Borrower provides to its directors in connection with meetings of the Board of Directors, and within 30 days after each such meeting, minutes of such meeting (excluding, in each case, Intellectual Property, proprietary and technical information, sensitive information regarding the Borrower’s activities, including acquisition, customer and research activities, executive session materials, attorney-client privileged materials and materials presenting a conflict of interest with respect to Lender); and
     (g) budgets promptly following their approval by Borrower’s Board of Directors, as well as other financial information reasonably requested by Lender.
Borrower shall not (without the consent of Lender, such consent not to be unreasonably withheld or delayed), make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. As of the Closing Date, the fiscal year of Borrower ends on December 31.
The executed Compliance Certificate and all Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to jbourque@htgc.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer; provided, that after an Initial Public Offering of any Borrower, documents required to be delivered pursuant to clause (b) hereof shall be deemed delivered on the date that such documents are publicly available on “EDGAR” or other similar publicly accessible sources of which Borrower provides written notice to Lender at the email addresses set forth above.
     7.2 Management Rights. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations and Borrower shall have no obligation to follow the advice of Lender or its representatives as it relates to these meetings. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.
     7.3 Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, each Borrower hereby authorizes Lender to at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral, and (b) contain any other information required by Chapter 9 of the UCC of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including, without limitation, (i) whether such Borrower is an organization, the type of organization and the organization number issued to such Borrower and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral to be extracted or timber to be cut, a sufficient description of the real property to which the Collateral relates. Each Borrower shall protect and defend such Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to such Borrower or Lender other than Permitted Liens.
     7.4 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or, except with respect to any Indebtedness in the aggregate not in excess of $50,000 in any fiscal year of Borrower (i) prepay any Indebtedness or (ii) take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.
     7.5 Collateral. Borrower shall at all times keep the Collateral and real property that is subject to a Mortgage to secure the Secured Obligations free and clear from any legal action reasonably expected to have a material adverse effect on such Collateral or real property or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any such legal action affecting the Collateral such real property, or any Liens thereon. Borrower shall at all times keep the Intellectual Property free and clear from any Liens (except for Permitted Liens), and shall give Lender prompt written notice of any Liens thereon. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal action reasonably expected to have a material adverse effect on such property or assets or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any such legal action affecting such Subsidiary’s assets. Borrower shall not agree with any Person other than Lender not to encumber its property.
     7.6 Investments. No Borrower shall directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.
     7.7 Distributions. No Borrower shall, and no Borrower shall allow any of its Subsidiaries to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary or a Borrower may pay dividends or make distributions to a Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

     7.8 Transfers. (a) Except for Permitted Transfers, a Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets; and (b) in the event a Borrower enters into any agreement to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties, such Borrower shall provide prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by Lender.
     7.9 Mergers or Acquisitions. No Borrower shall merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (other than the capital stock or property of a Subsidiary or a Borrower).
     7.10 Taxes. Borrower and its Subsidiaries shall pay when due all taxes, fees, assessments or other governmental charges or levies (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender (except for Excluded Taxes) or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns required in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.
     7.11 Corporate Changes. No Borrower or any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without ten (10) Business Days’ prior written notice to Lender (or such shorter period as agreed to by Lender in writing). No Borrower or any Subsidiary shall suffer a Change in Control. No Borrower or any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States. No Borrower or any Subsidiary shall relocate any item of Collateral (other than (x) sales or use of Inventory in the ordinary course of business, (y) relocations of Equipment in the ordinary course of business in the continental United States and Canada, and (z) relocations of other Collateral from a location described on Disclosure Letter Section 5.1 to another location described on Disclosure Letter Section 5.1) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Lender.
     7.12 Deposit Accounts. Except as required by Section 4.1(b), each Borrower shall diligently pursue to cause, as soon as administratively practicable after (i) the Closing Date (with respect to any Deposit Accounts or accounts holding Investment Property of such Borrower existing on the Closing Date), or (ii) the date any Borrower opens or acquires any Deposit Account or account holding Investment Property of such Borrower after the Closing Date, each bank or other financial institution with respect to such account to execute and deliver to the Lender an Account Control Agreement, in form and substance reasonably satisfactory to the Lender, duly executed by such Borrower and such bank or financial institution. If any Borrower has not delivered any Account Control Agreement referred to in (i) above to the Lender within thirty (30) days after the date hereof, the Lender may request in writing that such Borrower move the funds in such account for which no Account Control Agreement was provided to another bank or financial institution for which an Account Control Agreement will be provided, and Borrower shall promptly comply with such request and diligently pursue to deliver such Account Control Agreements within thirty (30) days after the date thereof.
     7.13 Subsidiaries. Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary organized under the laws of any State within the United States to execute and deliver to Lender a Joinder Agreement.
     7.14 Capital Expenditures. Prior to a Qualified Financing, Borrower shall not make capital expenditures in excess of $10,000,000 in the aggregate in any fiscal year with respect to the acquisition of Oil and Gas Properties.
     7.15 Operation and Maintenance of Properties. Borrower, at its own expense, will, and will cause each of its Subsidiaries to:
     (a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
     (b) keep and maintain all Property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), and preserve, maintain and keep, or make reasonable and customary efforts to cause to be preserved, maintained and kept, in good repair, working order (ordinary wear and tear and depletion excepted) all of its material Oil and Gas Properties.
     (c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do, or make reasonable and customary efforts to cause to be done, all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder, except where the failure to do so could not reasonably be expect to result in a Material Adverse Effect.
     (d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations of Borrower under each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.
     (e) operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.
     7.16 Environmental Matters.
     (a) Borrower shall, at its own expense, comply, and shall cause its Properties and operations and each Subsidiary of the Borrower and each such Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, where the failure to comply could be reasonably expected to have a Material Adverse Effect; not dispose of or otherwise release, and shall cause each such Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of Borrower’s Properties or any other Property to the extent caused by Borrower’s operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; timely obtain or file all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of Borrower Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of Borrower’s Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and establish and implement such procedures as may be necessary to determine and assure that Borrower’s obligations under this Section 7.16 are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.
     (b) Borrower will promptly, but in no event later than ten (10) days after Borrower’s knowledge of the occurrence of a triggering event, notify Lender in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against Borrower or its Properties in connection with any Environmental Laws (excluding routine testing and corrective action) if Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $1,000,000, not fully covered by insurance or other means of recovery or reimbursement acceptable to the Lenders, subject to normal deductibles.

     (c) Borrower will perform any environmental audits and tests of such Properties in accordance with applicable American Society of Testing Materials standards in connection with any future acquisitions of Oil and Gas Properties or other Properties and upon reasonable written request by Lender and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by Lender by any Governmental Authority) and share with Lender the reports and other results thereof.
     7.17 Additional Collateral. Prior to the occurrence of a Qualified Financing or following the occurrence of a Collateral Event, upon the acquisition by Borrower of any Oil and Gas Property, the Borrower shall grant, within thirty (30) days of acquisition of such Oil and Gas Property, as security for the Obligations a first-priority Lien (subject to Permitted Liens) on such additional Oil and Gas Property not already subject to a Lien created by this Agreement and the Mortgages. All such Liens will be created and perfected by and in accordance with the provisions of applicable mortgages, deeds of trust, security agreements and financing statements or other security instruments, all in form and substance reasonably satisfactory to Lender and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In connection with granting Lender a first-priority Lien in any newly acquired Oil and Gas Property, Borrower shall deliver to Lender a Reserve Report, such opinions reasonably requested by Lender, demonstrate adequate insurance with respect to the newly acquired Oil and Gas Property and take such further actions with respect to the newly acquired Oil and Gas Property as requested by Lender.
SECTION 8.
RIGHT TO INVEST
     8.1 Lender or its assignee or nominee (which assignee or nominee shall be an “Accredited Investor” pursuant to federal securities statutes and the rules and regulations promulgated pursuant thereto) shall have the right, in its discretion, to participate in any Subsequent Financing in an amount of up to $1,000,000 on the same terms, conditions and pricing afforded to the Series C Preferred stockholders.
SECTION 9.
EVENTS OF DEFAULT
     The occurrence of any one or more of the following events shall be an Event of Default:
     9.1 Payments. Borrower fails to pay any amount due under this Agreement, the Notes or any of the other Loan Documents on the due date; or
     9.2 Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Note, or any of the other Loan Documents (except as set forth in Section 9.1), and (a) with respect to a default under any covenant under this Agreement, the Note or any of the other Loan Documents (other than under Sections 6.1, 6.3, 7.5, 7.6, 7.7, 7.8, 7.9 or 7.16) such default continues for more than fifteen (15) days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and

(ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6.1, 6.3, 7.5, 7.6, 7.7, 7.8, 7.9 or 7.16, the occurrence of such default; or
     9.3 Material Adverse Effect. An event has occurred that would reasonably be expected to have a Material Adverse Effect; or
     9.4 Representations. Any representation or warranty made by a Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect at the time such representation or warranty was made; or
     9.5 Insolvency. (A) Borrower (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to perform under the Loan Documents, or shall become Insolvent; or (iii) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law; or (iv) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (v) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vi) its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (v); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower under any Debtor Relief Law, without such action being dismissed, or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order against any Borrower granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or
     9.6 Attachments; Judgments. Any portion of Borrower’s assets in excess of $175,000 in the aggregate is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $175,000 (net of applicable insurance if the insurer has accepted coverage), or Borrower is enjoined or in any way prevented by court order from conducting any material part (either individually or in the aggregate) of its business, and such attachment, seizure, levy, judgment or enjoinment is not discharged within ten (10) days of entry thereof; or
     9.7 Other Obligations. The occurrence of any default under any agreement or obligation (other than under the Loan Documents) of Borrower (and running of any cure period provided for in any such agreement or obligations) involving any Indebtedness in excess of $75,000.

SECTION 10.
REMEDIES
     10.1 General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, declare the entire unpaid balance of all or any part of the Secured Obligations together with any applicable Prepayment Charge immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, the Notes and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.
     10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:
First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;
Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and
Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations or to Borrower or its representatives or as a court of competent jurisdiction may direct.
Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.
     10.3 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

     10.4 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.
SECTION 11.
MISCELLANEOUS
     11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; (ii) upon transmission, when sent by electronic mail, or (iii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:
(a) If to Lender:
HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 650-289-3060
E-mail: nmartitsch@herculestech.com
HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Attention: Janice Bourque
31 St. James Avenue, Suite 790
Boston, MA 02116
Facsimile: 617-314-9997
Telephone: 617-314-9992
E-mail: jbourque@htgc.com

(b) If to Borrower:
GLORI ENERGY INC.
Attention: Victor M. Perez, Chief Financial Officer
4315 South Drive
Houston, Texas 77053
Facsimile: 713-237-8585
Telephone: 832-412-1432
E-mail: VPerez@glorienergy.com
With a copy to:
FULBRIGHT & JAWORSKI L.L.P.
Attn: Charles D. Powell
Fulbright Tower
1301 McKinney, Suite 5100
Facsimile: 713-651-5246
Telephone: 713-651-5431
E-mail: cpowell@fulbright.com
     or to such other address as each party may designate for itself by like notice.
     11.3 Entire Agreement; Amendments. This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated March 16, 2012). None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.
     11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     11.5 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.
     11.6 Survival. All agreements set forth in Sections 6.3 and 8.1 of this Agreement, and the representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of

Lender and shall survive the execution and delivery of this Agreement and, except with respect to Section 8.1 following the occurrence of an Initial Public Offering with respect to any Borrower, the expiration or other termination of this Agreement.
     11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement, the Note or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Subject to Section 11.12, Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assign; provided that until Borrower has notice of such assignment, all obligations, covenants, and agreements under this Agreement shall be performed or provided to or with respect to Lender.
     11.8 Governing Law. This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
     11.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; and (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.
     11.10 Mutual Waiver of Jury Trial/Judicial Reference.
     (a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER.

This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement or any other Loan Document.
     (b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.
     (c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.
     11.11 Professional Fees. Borrower promises to pay Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to any Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.
     11.12 Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) is information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Lender on a non-confidential basis other than through disclosure by the Borrower or any Subsidiary (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions at least as protective of the Confidential Information as provided herein; (b) if such information is generally available to the public; (c) if required in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default (provided that such recipient of such Confidential Information agrees in writing as set forth in clause (a)(i) or (a)(ii) above; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.
     11.13 Assignment of Rights. Borrower acknowledges and understands that Lender may sell and assign all of its interest hereunder and under the Note(s) and Loan Documents to any person or entity (an “Assignee”), subject to the terms and conditions of this Section 11.12. After such assignment and notice to Borrower of such assignment, the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon. Lender and each Assignee thereof confirm to and agree with each other and with the Borrower as follows: (i) such Assignee has received this Agreement and an original Note in the amount of the then current outstanding principal balance assigned to it, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision; (ii) notwithstanding anything to the contrary herein, if there are multiple Assignees of Lender’s interest, the Assignees holding such interests comprising sixty-seven percent (67%) or more of the then current aggregate outstanding principal balance of the original Note made by Borrower on the date of this Agreement shall irrevocably appoint an agent to take such actions on behalf of all holders of the Term Loan and to exercise such powers and rights as are provided to the Lender by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Following any assignment hereunder by Lender, the rights set forth in Sections 9 and 10 of this Agreement shall only be exercised by the agent and must be exercised on behalf of all holders simultaneously. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the agent shall be binding on all Assigns

     11.14 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.
     11.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
     11.16 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.
     11.17 Publicity. Lender may use Borrower’s name and logo, and include a brief description of the relationship between Borrower and Lender, in Lender’s marketing materials, which materials are subject to Borrower’s review and approval with respect to the use of Borrower’s name and logo.
(SIGNATURES TO FOLLOW)

     IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

GLORI ENERGY INC.

Signature:	/s/ Victor M. Perez

Print Name:	Victor M. Perez

Title:	Chief Financial Officer

GLORI CALIFORNIA INC.

Signature:	/s/ Victor M. Perez

Print Name:	Victor M. Perez

Title:	Chief Financial Officer

GLORI HOLDINGS INC.

Signature:	/s/ Victor M. Perez

Print Name:	Victor M. Perez

Title:	Chief Financial Officer

GLORI OIL (ARGENTINA) LIMITED

Signature:	/s/ Victor M. Perez

Print Name:	Victor M. Perez

Title:	Chief Financial Officer
[Signature continues on next page.]

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ K. Nicholas Martitsch

Print Name:	K. Nicholas Martitsch

Title:	Associate General Counsel

Table of Addenda, Exhibits and Schedules

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B:	Term Note

Exhibit C:	Compliance Certificate

Exhibit D:	Joinder Agreement

Exhibit E:	ACH Debit Authorization Agreement

EXHIBIT A
ADVANCE REQUEST

To: Lender:	Date: __________, 2006
Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Attn:
Glori Energy, Inc., Glori California Inc., Glori Holdings Inc. and Glori Oil (Argentina) Limited. (collectively, “Borrower”) hereby requests from Hercules Technology Growth Capital, Inc. (“Lender”) an Advance in the amount of _____________________ Dollars ($________________) on ______________, _____ (the “Advance Date”) pursuant to the Loan and Security Agreement, dated May __, 2012 between Borrower and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.
Please:

(a)	Issue a check payable to Borrower	________

or

(b)	Wire Funds to Borrower’s account	________

Bank:
Address:

ABA Number:
Account Number:
Account Name:

     Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement and in the Warrant are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Borrower understands and acknowledges that Lender has the right to review the financial information supporting this
Exh. A

representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.
     Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.
     Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Advance Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.
     Executed as of [     ], 2012.

GLORI ENERGY INC.

Signature:

Print Name:

Title:

GLORI CALIFORNIA INC.

Signature:

Print Name:

Title:

GLORI HOLDINGS INC.

Signature:

Print Name:

Title:

GLORI OIL (ARGENTINA) LIMITED

Signature:

Print Name:

Title:

Exh. A

ATTACHMENT TO ADVANCE REQUEST
Dated: _______________________
Borrower hereby represents and warrants to Lender that each Borrower’s current name and organizational status is as follows:

Name:	[ ]

Type of organization:	Corporation

State of organization:	[ ]

Organization file number:
Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of each Borrower’s current locations are as follows:
Exh. A

EXHIBIT B
SECURED TERM PROMISSORY NOTE

$[ ],000,000	Advance Date: ___ __, 20[ ]
Maturity Date: _____ ___, 20[   ]
     FOR VALUE RECEIVED, Glori Energy, Inc., a Delaware corporation, Glori California Inc., a Delaware corporation, Glori Holdings Inc., a Delaware corporation and Glori Oil (Argentina) Limited, a Delaware corporation (collectively, the “Borrower”) hereby jointly and severally promise to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [ ] Million Dollars ($[ ],000,000) or such lesser principal amount as Lender has advanced to Borrower, together with interest at a rate equal to the greater of (i) 10.0% or (ii) the sum of 10.0%, plus the Prime Rate minus 3.25% based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month. For the purposes of this Promissory Note, the “Prime Rate” is the rate most recently announced as the “prime rate” in the Money Rates section of The Wall Street Journal.
     This Promissory Note is a Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated June 11, 2012, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.
     Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

GLORI ENERGY INC.

Signature:

Print Name:

Title:

Exh. B

GLORI CALIFORNIA INC.

Signature:

Print Name:

Title:

GLORI HOLDINGS INC.

Signature:

Print Name:

Title:

GLORI OIL (ARGENTINA) LIMITED

Signature:

Print Name:

Title:

Exh. B

EXHIBIT C
COMPLIANCE CERTIFICATE
Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
     Reference is made to that certain Loan and Security Agreement dated June 11, 2012 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc. (“Hercules”) as Lender and Glori Energy, Inc., Glori California Inc., Glori Holdings Inc. and Glori Oil (Argentina) Limited (collectively, the “Company”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.
     The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies that in accordance with the terms and conditions of the Loan Agreement, the Company is in compliance for the period ending ___________ with all covenants, conditions and terms of the Loan Agreement and hereby reaffirms that all representations and warranties contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties. Attached are the required documents supporting the above certification. The undersigned further certifies that, if applicable, the supporting documents are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Interim Financial Statements	Monthly within 30 days

Audited Financial Statements	FYE within 150 days

Very Truly Yours,

GLORI ENERGY INC.

Signature:

Print Name:

Title:

Exh. C

GLORI CALIFORNIA INC.

Signature:

Print Name:

Title:

GLORI HOLDINGS INC.

Signature:

Print Name:

Title:

GLORI OIL (ARGENTINA) LIMITED

Signature:

Print Name:

Title:

Exh. C

EXHIBIT D
FORM OF JOINDER AGREEMENT
     This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [ ], 20[ ], and is entered into by and between_________________., a ___________ corporation (“Subsidiary”), and Hercules Technology Growth Capital, Inc. as a Lender.
RECITALS
     A. Subsidiary’s Affiliate, [     ] (“Company”) has entered into that certain Loan and Security Agreement dated June 11, 2012, with Lender, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;
     B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;
AGREEMENT
     NOW THEREFORE, Subsidiary and Lender agree as follows:
1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.
2.	By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that Lender shall have no duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith. Rather, to the extent that Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other person or entity. By way of example (and not an exclusive list): (a) Lender’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed between Company and Lender shall be deemed provided to Subsidiary; (b) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (c) Subsidiary shall have no right to request an Advance or make any other demand on Lender.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exh. D

[SIGNATURE PAGE TO JOINDER AGREEMENT]
SUBSIDIARY:
                                                                               .

By:
Name:
Title:

Address:

Telephone:

Facsimile:

LENDER:
HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:
Name:
Title:

Address:
400 Hamilton Ave., Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 650-289-3060
Exh. D

EXHIBIT E
ACH DEBIT AUTHORIZATION AGREEMENT
Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Re: Loan and Security Agreement dated _______________ between Glori Energy Inc., Glori California Inc., Glori Holdings Inc. and Glori Oil (Argentina) Limited (collectively, “Borrower”) and Hercules Technology Growth Capital, Inc. (“Company”) (the “Agreement”)
In connection with the above referenced Agreement, the Borrower hereby authorizes the Company to initiate debit entries for the periodic payments due under the Agreement to the Borrower’s account indicated below. The Borrower authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH

CITY	STATE AND ZIP CODE

TRANSIT/ABA NUMBER	ACCOUNT NUMBER
This authority will remain in full force and effect so long as any amounts are due under the Agreement.

(Borrower)(Please Print)

By:

Date:

Exh. E